Westward Law, llc*	3273 E. Warm Springs Las Vegas, NV 89120
Telephone: 702-595-8005
Email: kecastro@westwardlaw.com

June 16, 2020

Pelican Delivers, Inc.

3100 Bucklin Hill Road, Suite 220

Silverdale, WA 98383

Re: Pelican Delivers, Inc., Registration Statement on Form S-1/A

Ladies and Gentlemen:

We have acted as Nevada counsel for Pelican Delivers, Inc., a Nevada corporation (the "Company"), in connection with the filing of a Registration Statement on Form S-1/A (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Act").

In rendering the opinion set forth below, we have reviewed (a) the Registration Statement, the related prospectuses and the exhibits thereto; (b) the Company's Articles of Incorporation, as amended; (c) the Company's Amended and Restated Bylaws; (d) certain records of the Company's corporate proceedings as reflected in its minute books, including resolutions of the board of directors; (e) a certificate of verification of facts provided by the Company’s Chief Executive Officer, and (f) such statutes, records and other documents as we have deemed relevant. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and conformity with the originals of all documents submitted to us as copies thereof. In addition, we have made such other examinations of law and fact, as we have deemed relevant in order to form a basis for the opinion hereinafter expressed.

Based upon the foregoing, it is our opinion that the common stock being registered in the Registration Statement (the “Shares”) have been duly authorized and will be legally and validly issued, fully paid and non-assessable shares of the Company’s common stock so long as they are issued and sold in accordance with the Registration Statement and related prospectuses (filed with the Commission under the Act).

This opinion is based on Nevada general corporate law, including the statutory provisions, all applicable provisions of the Nevada constitution and reported judicial decisions interpreting those laws. We express no opinion, and none should be inferred, as to any other laws, including, without limitation, laws of any other state.

The opinion set forth herein is subject to the following qualifications: (a) we have made no independent verification of the factual matters as set forth in the documents or certificates reviewed, and (b) our opinion speaks only as of the date hereof and we express no opinion as to, and disclaim any undertaking or obligation to update this opinion in respect of circumstances or events which may occur subsequent to this date.

The opinion set forth herein is limited to the matters expressly set forth in this opinion letter, and no opinion is to be implied or may be inferred beyond the matters expressly so stated. This opinion letter is given as of the date hereof and we assume no obligation to advise you of changes that may hereafter be brought to my attention.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any related prospectus constituting a part thereof, and in any amendment, thereto.

Very truly yours,

WESTWARD LAW LLC

/s/ K. E. Castro

K. E. Castro